                                                                  EXHIBIT (c)(2)

                         STOCKHOLDER TENDER AGREEMENT

                                 by and among

                        MAX ACQUISITION DELAWARE INC.,

                            SEARS, ROEBUCK AND CO.,

                        SUNWESTERN INVESTMENT FUND II,

                                      and

                       SUNWESTERN CAYMAN 1984 PARTNERS,



                           Dated as of March 2, 1997

                          STOCKHOLDER TENDER AGREEMENT


          This STOCKHOLDER TENDER AGREEMENT, dated as of March 2, 1997 (this "Agreement"), is by and among Max Acquisition Delaware Inc., a Delaware corporation ("Purchaser"), Sears, Roebuck and Co., a New York corporation ("Parent"), Sunwestern Investment Fund II, a Texas limited partnership ("Sunwestern Fund"), and Sunwestern Cayman 1984 Partners ("Sunwestern Cayman"). Sunwestern Fund and Sunwestern Cayman are referred to herein collectively as "Stockholders" and individually as a "Stockholder." Capitalized terms used in this Agreement are defined in Section 11 hereof unless otherwise indicated.

          WHEREAS, on February 4, 1997, Parent and Purchaser commenced a tender offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares") of MaxServ, Inc., a Delaware corporation (the "Company") for a purchase price of $7.00 per Share, net to the Seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 4, 1997 (the "Offer to Purchase") of Purchaser and the related Letter of Transmittal (collectively, the "Initial Offer") which are filed as exhibits to (a) the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (together with all supplements or amendments thereto, the "Schedule 14D-1") and (b) the Transaction Statement on Schedule 13E-3 filed by Parent and Purchaser (together with all supplements or amendments thereto, the "Schedule 13E-3"), each in respect of the Initial Offer, with the Securities and Exchange Commission (the "SEC") on February 4, 1997;

          WHEREAS, on February 18, 1997, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") filed a Solicitation/Recommendation Statement on Schedule 14D-9 on behalf of the Company (together with all supplements or amendments thereto, the "Schedule 14D-9") in which it recommended the Company's stockholders reject the Initial Offer;

          WHEREAS, the Boards of Directors of Parent, Purchaser and, on the recommendation of the Special Committee and following approval of the disinterested directors of the Company Board, the Company Board each have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and conditions set forth in an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides in part, that, upon the terms and subject to the conditions therein, Purchaser will merge with and into the Company (the "Merger");

          WHEREAS, promptly following the execution hereof Parent and Purchaser will file with the SEC amendments to the Schedule 14D-1 and the Schedule 13E-3 which reflect the Amendments (as defined in the Merger Agreement), and the Company Board will file an amendment to the Schedule 14D-9 in which it recommends to the Company's stockholders that they accept the Offer (as defined in the Merger Agreement);

          WHEREAS, the Stockholders own an aggregate of 1,014,800 Shares; and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has requested that the Stockholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement so that Purchaser is assured it will acquire Shares pursuant to and in accordance with the terms of the Offer;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

          1. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to the Purchaser and the Parent as follows:

          (a) Such Stockholder is the sole record and Beneficial Owner of, and has good title to, its Shares and there exist no restrictions on transfer, options, proxies, voting agreements, voting trusts or Liens affecting the Shares.

          (b) The Shares constitute all of the Securities of the Company beneficially owned, directly or indirectly, by such Stockholder.

          (c) Except for the Shares, such Stockholder does not, directly or indirectly, beneficially own or has any option, warrant or other right to acquire any Securities of the Company (presently, with the passage of time, subject to conditions or otherwise) that are or may by their terms or law become entitled to voting rights or any Securities that are convertible or exchangeable into or exercisable for any Securities of the Company.

          (d) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or its Shares are bound or (ii) any judgment, writ, decree, order or ruling affecting such Stockholder or its Shares.

          (e) Such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by such Stockholder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (f) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to such Stockholder or the Shares or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority.

          2. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Stockholders as follows:

          (a) Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or any judgment, writ, decree, order or ruling applicable to Purchaser.

          (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority.

          3.   Tender of Shares.

          (a) Each Stockholder will cause to be tendered (and not withdrawn) (x) within five business days of the execution of this Agreement, its Shares and (y) any other Shares as to which it may subsequently acquire beneficial ownership, on the next succeeding business day after the acquisition, in each case pursuant to and in accordance with the terms of the Offer (collectively "Tendered Securities"). Each Stockholder will receive the same price per Share received by other stockholders of the Company in the Offer, in the same manner and upon the same terms as such other stockholders. Each Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the Tendered Securities in the Offer is subject to all of the terms and conditions of the Offer.

          (b) Each Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents (as such term is defined in the Merger Agreement) and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement, its identity and ownership of Shares and the nature of its commitments, arrangements and understandings with the Company.

          4. Transfer of the Shares. During the term of this Agreement, except as otherwise provided herein, no Stockholder will (a) offer to sell, sell, pledge or otherwise dispose of or transfer (except by operation of law in a merger or business combination of the Company with or into any other entity or entities) any interest in or encumber with any Lien any of its Shares, (b) acquire any Shares or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 9, and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), (c) deposit its Shares into a voting trust, enter into a voting agreement or arrangement with respect to its Shares or grant any proxy or power of attorney with respect to its Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other Securities of the Company.

          5. No Solicitation. Beginning on the date hereof and ending on the date of termination of this Agreement, no Stockholder shall, in its capacity as such, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal (as such term is defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person or entity acting on behalf of such Stockholder to do any of the foregoing, provided that the foregoing shall not be construed to limit or restrict a director of the Company from performing his or her fiduciary duties as a director. If a Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, such Stockholder shall promptly inform Parent of that inquiry or proposal and the details thereof.

          6. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have pursuant to applicable law or otherwise.

          7. Voting of Shares. Beginning on the date hereof and ending on the date of termination of this Agreement, each Stockholder hereby agrees to vote each Share at any annual, special or adjourned meeting of the stockholders of the Company or execute a written consent in lieu thereof (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;
(iii) (A) any change in a majority of the persons who constitute the Company Board as of the date hereof, except as contemplated by the Merger Agreement; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (iii)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

          8. Enforcement of the Agreement. Each Stockholder acknowledges that breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          9. Adjustments. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholders' ownership of the Company's capital stock or other securities.

          10.  Termination.  This Agreement will terminate on the earliest of
(a) the date the Merger Agreement is terminated in accordance with its terms,
(b) the purchase of all the Shares pursuant to the Offer, upon termination of the Offer if, prior thereto, the Stockholders shall have complied with their covenants under Section 3(a) and (c) April 4, 1997, provided, however, that this Agreement will automatically extend for up to 60 days if the consummation of the Offer has been enjoined or otherwise stayed by any court or other governmental authority.

          11.  Definitions.

               "Adverse Interest" shall have the meaning accorded such term in
Article 8 of the Uniform Commercial Code as adopted by the State of Delaware.

               "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

               "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Company Board" shall have the meaning set forth in the second Whereas clause of this Agreement.

               "Exchange Act" means the Securities Exchange Act of 1934, and as amended, the rules and regulations promulgated thereunder.

               "Initial Offer" shall have the meaning set forth in the first Whereas clause of this Agreement.

               "Liens" means any liens, claims, security interests, pledges, charges, Adverse Interests or other encumbrances of whatever nature.

               "Merger" shall have the meaning set forth in the third Whereas clause of this Agreement.

               "Merger Agreement" shall have the meaning set forth in the third Whereas clause of this Agreement.

               "Offer" shall have the meaning set forth in the Merger Agreement.

               "Offer to Purchase" shall have the meaning set forth in the first Whereas clause of this Agreement.

               "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Proxy Statement" shall have the meaning set forth in the Merger Agreement.

               "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Schedule 13E-3" shall have the meaning set forth in the first Whereas clause of this Agreement.

               "Schedule 14D-1" shall have the meaning set forth in the first Whereas clause of this Agreement.

               "Schedule 14D-9" shall have the meaning set forth in the second Whereas clause of this Agreement.

               "SEC" shall have the meaning set forth in the first Whereas clause of this Agreement.

               "Securities" shall have the meaning ascribed to such term in
Section 3(10) of the Exchange Act.

               "Shares" shall have the meaning set forth in the fifth Whereas clause of this Agreement.

               "Special Committee" shall have the meaning set forth in the second Whereas clause of this Agreement.

               "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement by and between the Parent and the Company dated as of December 29, 1994.

               "Stockholder" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Sunwestern Cayman" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Sunwestern Fund" shall have the meaning set forth in the introductory paragraph of this Agreement.

               "Tendered Securities" shall have the meaning set forth in Section 3(a) of this Agreement.


          12. Brokerage. Purchaser and each Stockholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Purchaser, on the one hand, and such Stockholder, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Purchaser, on the one hand, and each Stockholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by it or any of them, as the case may be.

          13.  Miscellaneous.

          (a) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (b) This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

          (c) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of Delaware, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          (d) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (e) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to a Stockholder to the address set forth beneath such Stockholder's name below:

          Sunwestern Investment Fund II
          Three Forest Plaza, Suite 1300
          12221 Merit Drive
          Dallas, Texas 75251
          Attention:  Patrick A. Rivelli
          Telecopier:  (972) 239-5650



          Sunwestern Cayman 1984 Partners
          Three Forest Plaza, Suite 1300
          12221 Merit Drive
          Dallas, Texas 75251
          Attention:  Patrick A. Rivelli
          Telecopier:  (972) 239-5650

          If to the Purchaser or Parent to:

               Max Acquisition Delaware Inc.
               Sears, Roebuck and Co.
               3333 Beverly Road
               Hoffman Estates, Illinois  60179
               Attention:  General Counsel
               Telecopier:  (847) 286-6544

               with a copy to:

               Latham & Watkins
               Sears Tower, Suite 5800
               233 South Wacker Drive
               Chicago, Illinois  60606
               Attention:  Carl E. Witschy, Esq.
               Telecopier: (312) 993-9767

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          (f) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

          (g) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) Purchaser will have the right to assign to Parent or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Purchaser under this Agreement, including the right to purchase Shares tendered by the Stockholders pursuant to the terms hereof and the Offer, provided that any such assignment will not relieve Purchaser from any of its obligations hereunder and (ii) Parent will have the right to assign to Purchaser or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Parent under this Agreement, including the right to purchase Shares held by the Stockholders pursuant to the terms hereof, provided that any such assignment will not relieve Parent from any of its obligations hereunder.

          (h) If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (j) While Patrick A. Rivelli has no dispositive power over any Shares held by Sunwestern Capital Ltd., he believes, based upon conversations that he has had with James F. Leary (who has such dispositive power) since the inception of the Offer, that all Shares held by Sunwestern Capital Ltd. will be tendered pursuant to the Offer.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                       MAX ACQUISITION DELAWARE INC.

                                       By: /s/ John T. Pigott
                                           -----------------------------------
                                       Name: John T. Pigott
                                             ---------------------------------
                                       Title: Vice President and Treasurer
                                              --------------------------------


                                       SEARS, ROEBUCK AND CO.


                                       By: /s/ John T. Pigott
                                           -----------------------------------
                                       Name: John T. Pigott
                                             ---------------------------------
                                       Title: Vice President
                                              --------------------------------



STOCKHOLDERS:


SUNWESTERN INVESTMENT FUND II,
by a duly authorized signatory of
its General Partner

By: /s/ Patrick A. Rivelli
    ---------------------------------
Name: Patrick A. Rivelli
      -------------------------------



SUNWESTERN CAYMAN 1984
PARTNERS, by a duly authorized
signatory of its General Partner

By: /s/ Patrick A. Rivelli
    ---------------------------------
Name: Patrick A. Rivelli
      -------------------------------